Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made on March 23, 2016 (“Effective Date”), between MAJESCO, a California corporation, of 412 Mt. Kemble Avenue, Suite 110C, Morristown, New Jersey 07960 (“Borrower”), and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association, of 4th Floor, 452 Fifth Avenue, New York, New York 10018 (“Lender”) to set forth the terms and conditions for a loan from the Lender to the Borrower.

1.             LOAN.

1.1           Loan. Under the terms and conditions of this Agreement, the Lender agrees to make, and the Borrower agrees to borrow and repay a loan (“Loan”) in the maximum principal amount of Ten Million and 00/100 Dollars ($10,000,000.00) (“Loan Amount”). The Loan shall be evidenced by a promissory note, dated of even date herewith, in maximum principal the Loan Amount, made by Borrower to the order of Lender, as it may be amended, restated or replaced from time to time (the “Note”). The Loan Amount shall be made available to the Borrower, at Borrower’s written request, in up to three advances (each, an “Advance”), which may be requested at any time up to and including May 23, 2016; provided, however, that no Advance will be available if (i) an Event of Default has occurred or (ii) any representation or warranty made by the Borrower in this Agreement or any of the other Loan Documents (as defined below) is untrue. The maximum principal amount of all Advances shall not exceed the lesser of (i) the Loan Amount or (ii) the stated amount of the HSBC India L/C (as defined below), as it may be increased from time to time.

1.2           Loan Fee. On the Effective Date, the Borrower shall pay the Lender a fee of $20,000 in connection with the Loan.

1.3           Payments. The Loan, or so much of it as the Lender shall advance to the Borrower, shall be repaid in accordance with the terms and provisions of the Note. Amounts repaid under the Loan shall not be available for re-Advance.

1.4           Use of Loan Proceeds. The Borrower shall employ the Loan proceeds solely for the purpose of (i) refinancing existing indebtedness, (i) capital expenditures, and (iii) working capital and other general corporate purposes; provided, however that the proceeds of the first Advance shall be used to pay in full the Borrower’s existing indebtedness to PNB within one (1) week after the Lender’s receipt of the payoff letter required under Section 4.6.

1.5           HSBC India L/C. As security for the performance of the Borrower’s obligations in connection with the Loan, whether under this Agreement or the Note, together with any other present or future indebtedness or liability of the Borrower to the Lender, whether joint or several, contingent or absolute, due or to become due (collectively, the “Indebtedness”), Borrower shall cause The Hongkong & Shanghai Banking Corporation Limited (“HSBC India”) to issue a letter of credit which shall have a stated amount of at least $10,000,000.00, a stated expiration date of not earlier than April 1, 2021, be denominated in US Dollars and be otherwise in form and substance satisfactory to the Lender, for the benefit of the Lender (the “HSBC India L/C”).

1.6           Reserved.

2.             REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Lender, from the Effective Date and as long as the Loan remains outstanding, as follows:

2.1           Borrower’s Existence and Authority. The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The person or persons executing this Agreement have full power and complete authority to execute this Agreement and all related documents. When executed, this Agreement and all related documents will be legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms, and will not violate any agreement, instrument or commitment binding upon the Borrower, or any of Borrower’s property.

2.2           Business and Location. The Borrower is in the business of providing software solutions for the insurance industry and its chief executive office (or residence if an individual) is 412 Mt. Kemble Avenue, Suite 110C, Morristown, New Jersey 07960.

2.3           No Litigation. There are no pending or to the Borrower’s knowledge threatened suits or proceedings before any court, governmental agency, regulatory body, or administrative tribunal to which the Borrower is a party which may result in any material change in the financial condition of the Borrower or the Property.

2.4           Financial Condition. The Borrower has furnished to the Lender current financial statements, which statements were prepared in accordance with generally accepted accounting principles and are correct and complete and accurately present the financial condition of the Borrower on the dates thereof. Further, there has been no material adverse change in the business, property or condition of the Borrower since the date of the most recent financial statements, and the Borrower is not in default of any other indebtedness or material obligation.

2.5           Taxes. The Borrower has filed all federal, state and local income and other tax returns and other reports required to be filed prior to the Effective Date and the Borrower has paid all taxes, assessments, withholdings and other governmental charges that are due and payable prior to the Effective Date.

2.6           Compliance with Law. The Borrower has complied with all applicable laws, rules, regulations and orders relating to the Borrower or any aspect of the Borrower’s business or assets, including, without limit, all environmental laws, rules, regulations and orders; provided however, that any noncompliance with any such laws, rules, regulations and orders shall not be deemed to be a breach of this representation and warranty unless such noncompliance has a material adverse effect on Borrower’s business. The Borrower agrees to indemnify and hold the Lender harmless against and from all claims, losses and costs resulting from any and all violations by the Borrower of any laws, rules, regulations and/or orders.

2.7           Sanctions. None of the Borrower, or any of its subsidiaries, any director or officer, or any employee, agent, or affiliate, of the Borrower or any of its subsidiaries is an individual or entity that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Hong Kong Monetary Authority or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, Cuba, the Crimea region of Ukraine, Iran, North Korea, Sudan and Syria.

2.8           UK Bribery Act/FCPA. None of the Borrower, nor to the knowledge of the Borrower, any director, officer, agent, employee, affiliate or other person acting on behalf of the Borrower or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Borrower and, to the knowledge of the Borrower, its affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

2.9           Survival. All warranties and representations of the Borrower contained in this Agreement shall survive the execution of this Agreement and any advances made under this Agreement.

3.            CONDITIONS TO ADVANCES. Prior to the first Advance of the Loan proceeds, the following conditions shall have been satisfied.

3.1          Loan Documents. The Lender shall have received and recorded or filed (as appropriate) executed copies of all loan documents; including, without limit, the Note and all documents given to Lender from time to time to secure the Loan (“Loan Documents”).

3.2          Lien Searches. The Lender shall have received the results of recent federal and state tax, judgment, litigation, bankruptcy and UCC lien searches in each relevant jurisdiction with respect to the Borrower.

3.3          Solvency Certificate. The Lender shall have received a solvency certificate certified by the chief financial officer of Borrower, in form and detail satisfactory to Lender.

3.4          Payments. The Borrower shall have paid to Lender all of Lender’s reasonable expenses and fees incurred in connection with this Agreement.

3.5          Opinion. The Lender shall have received an opinion of Borrower’s counsel in form and substance satisfactory to the Lender.

3.6          No Default. No Event of Default or event that, with the giving of notice, the passage of time, or both, would be an Event of Default, has occurred.

3.7          HSBC India L/C. The Lender shall have received the HSBC India L/C.

3.8          Representations and Warranties. All representations and warranties of the Borrower contained in this Agreement shall be true.

3.9          Know Your Customer. The Lender shall have received all information necessary for the Lender to comply with applicable “know your customer” and anti-money laundering rules including, without limitation, the USA Patriot Act.

3.10        Other Documents. The Lender shall have received such other documents, instruments and certificates as the Lender deems necessary.

4.            AFFIRMATIVE COVENANTS. The Borrower covenants and agrees that, as long as the Loan remains outstanding, the Borrower shall:

4.1          Financial Statements. The Borrower will furnish to the Lender:

4.1.1       As soon as available and in any event within 120 days after the fiscal year end of Borrower, the audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries as of the end of and for such year, all reported on by independent public auditors of recognized standing, reasonably acceptable to the Lender, to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP consistently applied (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit);

4.1.2       As soon as available and in any event within 60 days after each fiscal quarter end of Borrower, the internally prepared consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries as of the end of and for such year, all reported on by independent public auditors of recognized standing, reasonably acceptable to the Lender, to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its subsidiaries on a consolidated basis in accordance with

GAAP consistently applied (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit); and

4.1.3       With each financial statement required under Section 4.1.1, a covenant compliance certificate in form of attached Exhibit A, completed and executed by the Borrower’s chief executive officer or chief financial officer.

4.2         Financial Covenants. Cause Majesco Ltd. to maintain the following, as determined and/or calculated on a consolidated basis in accordance with generally accepted accounting principles consistently applied:

4.2.1       A Net Debt-to-EBITDA Ratio of not more than (a) 5.00 to 1.00 as of the last day of its 2017 fiscal year, and (b) 2.50 to 1.00 as of the last day of each fiscal year thereafter. “Net Debt-to-EBITDA Ratio” means the ratio of (a) all borrowings from banks and financial institutions minus cash and bank account balances minus liquid marketable investments as of the date of determination to (b) net after-tax income (excluding extraordinary income and losses) plus, to the extent deducted, income tax expense, interest, depreciation and amortization expense, each computed for the four fiscal quarters ending on the date of determination.

4.2.2       As of the last day of each fiscal year, a Debt Service Coverage Ratio of not less than 1.50 to 1.00. “Debt Service Coverage Ratio” means the ratio of (a) net after-tax income (excluding extraordinary income and losses) plus, to the extent deducted, interest, depreciation and amortization expense to (b) all payments due under long term debt, installment purchases, capitalized leases, and similar obligations. Each amount shall be computed for the four fiscal quarters ending on the date of determination.

4.3         Existence and Identity. Maintain and keep in full force and effect the Borrower's existence under the laws of the state of its organization, and continue its business as presently conducted. The Borrower shall not change the legal format under which the Borrower was organized nor sell all or substantially all of its property or merge or combine any of the Borrower’s business with any other person, without the prior written consent of the Lender. The Borrower shall give the Lender prompt written notice of any change in location of its chief executive office.

4.4         Taxes. Promptly pay all taxes, withholdings, levies and assessments due to all local, state and federal agencies, and if requested by the Lender, submit to the Lender copies of any and all federal or state or local tax returns evidencing the computation and the payment of such taxes.

4.5         Maintain Bank Accounts. On and after April 23, 2016, maintain Borrower’s core cash management accounts with Lender and notify Lender immediately in writing of the establishment or existence of any other bank account, deposit account or other account into which money may be deposited (other than with Lender); provided, however, providing any such notice to Lender shall not waive the occurrence or existence of any Event of Default arising or existing as a result of the establishment or existence of any account(s) in violation of this Section.

4.6         Payoff Letter. The Borrower shall furnish to the Lender a payoff letter from PNB in form and substance satisfactory to Lender within one (1) week following the Effective Date.

4.7         Other Information. Promptly furnish to the Lender such other information, documents or certificates regarding the operations, business affairs and financial condition of the Borrower as the Lender may reasonably request from time to time. The Borrower shall also permit the Lender, its employees, attorneys and agents to inspect, confirm and copy during normal business hours upon reasonable (but no less than five (5) days) prior written notice to Borrower, all of the books, records and properties of the Borrower.

5.           NEGATIVE COVENANTS. The Borrower covenants and agrees that, as long as the Loan remains outstanding, the Borrower shall not:

5.1         Dividends. Declare or pay any dividends on, or make any other distribution (whether by reduction of capital or otherwise) if any Event of Default or any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred or be continuing or exist, or would arise, occur or exist after giving effect thereto.

5.2         Debt. Incur, create, assume or permit to exist any debt of any kind or nature whatsoever, except (without duplication) for:

5.2.1       the Indebtedness;

5.2.2       existing indebtedness (if any) to the extent set forth in the attached Schedule 5.2.2;

5.2.3       unsecured trade indebtedness, utility indebtedness and non-extraordinary accounts payable incurred and paid in the ordinary course of business; and

5.2.4       any indebtedness required for acquisitions, mergers or other transaction or to meet business requirements, provided that no Event of Default or any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred or be continuing or exist, or would arise, occur or exist after giving effect thereto.

5.3         Majesco Ltd. Debt. Permit Majesco Ltd. to incur, create, assume or permit to exist Net Debt in excess of $25,000,000 at any time prior to April 1, 2017. “Net Debt” means all borrowings from banks and financial institutions minus cash and bank account balances minus liquid marketable investments as of the date of determination, as determined and/or calculated on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

5.4         Asset Dispositions; Dissolution; Mergers; Business Purpose.

5.4.1       Sell, lease (as lessor), transfer or otherwise dispose of any material portion of its properties or assets;

5.4.2       change its name without at least thirty (30) days advance written notice to the Lender;

5.4.3       change its corporate identity or structure, its form of organization or the state in which it has been formed or organized;

5.4.4       dissolve or liquidate or consolidate with or merge into any other person, or permit any other Person to merge into it;

5.4.5       permit any levy, attachment or restraint to be made affecting any of Borrower's assets;

5.4.6       permit any judicial officer or assignee to be appointed or to take possession of any or all of Borrower's assets;

5.4.7       make any other change in Borrower's financial structure or in any of its business objects, purposes or operations which, in the opinion of Lender, could result in a material adverse effect; or

5.4.8       make any payment on account of any subordinated debt in violation of the provisions of any subordination agreement between Lender and the applicable subordinated debt holder, or otherwise fail to comply with the terms and conditions set forth in any such subordination agreement.

5.5         Investments. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other person, except for (a) the common stock of any subsidiaries owned by Borrower on the date of this Agreement, (b) certificates of deposit or time deposits with Lender, (c) direct obligations of the United States of America, or any agency thereof, maturing within one (1) year from the date of acquisition thereof and (d) other investments or acquisitions, provided that no Event of Default or any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred or be continuing or exist, or would arise, occur or exist after giving effect thereto.

5.6           Ownership. Transfer, suffer or permit a change in, or an assignment or pledge of the ownership or control of the Borrower which would cause Majesco Ltd. to directly own less than fifty one percent (51%) of the issued and outstanding equity interests in Borrower.

5.7           Extension of Credit. Except in the ordinary course of business, make loans, advances or extensions of credit to any person or entity.

5.8           Sanctions. Use the proceeds of the Loan, directly or indirectly, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, (i) to fund any activities or business of or with any person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any person (including any person participating in the Loan, whether as underwriter, advisor, investor or otherwise).

5.9           Anti-Bribery Laws. Use any part of the proceeds of the Loan, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

6.             EVENTS OF DEFAULT. The occurrence of any one of the following events shall constitute an “Event of Default” under this Agreement and, notwithstanding the terms of any note or other agreement given in connection herewith or otherwise, shall be an Event of Default under the terms of any such note or agreement:

6.1           Monetary. The Borrower fails to pay any amount owing on the Indebtedness when due, whether by maturity, acceleration or otherwise.

6.2           Breach of Loan Agreement. The Borrower fails to comply with, or violates the terms of, Sections 4.2, 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8 or 5.9 of this Agreement.

6.3           Breach. The Borrower or any guarantor of all or any part of the Indebtedness fails to comply with, or violates any of the terms, provisions, warranties or covenants of this Agreement (other than as described in Sections 6.1 and 6.2) or any other agreement or commitment between Borrower or that guarantor and the Lender and, such failure, if capable of being remedied, shall remain unremedied for 30 days after the earlier of written notice from the Lender to the Borrower or the date upon which the Borrower knew, or should have known, of the occurrence or existence of such failure or violation.

6.4           Termination of Guaranty or Subordination. Any guarantor, pledgor, or subordinating creditor terminates or violates any agreement made with respect to the Indebtedness.

6.5           Insolvency. The Borrower or any guarantor becomes insolvent or unable to pay its debts as they come due, ceases doing business or commences liquidation, dissolution or winding up of its business.

6.6           Misstatement. Any representation, certificate, financial statement or other information made or furnished to the Lender by the Borrower or any other party proves to be incorrect in any material respect or materially misleading when made or furnished.

6.7           Bankruptcy. Bankruptcy, reorganization, arrangement, insolvency, assignment for the benefit of creditors, or other similar proceedings (“Insolvency Proceedings”) are instituted by or against the Borrower or any guarantor; or a receiver, custodian or trustee is appointed for the Borrower or any guarantor, or over any substantial portion of either’s assets.

6.8           Judgment. Any judgment is entered against the Borrower or any guarantor in excess of $100,000, unless action on the judgment is validly stayed, or any attachment, execution, seizure, sequestration, levy, garnishment, distress warrant, or similar judicial process is issued or filed against the Borrower or any guarantor or over any substantial portion of either’s assets unless action on such process is validly stayed; provided however, that any such judgment or similar judicial process issued, shall not give rise to an Event of Default under this subsection if and for so long as (a) the amount of such judgment or similar judicial process issued is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (b) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or similar judicial process issued.

6.9           Transfer of Assets. The Borrower or any guarantor (i) sells, leases, or otherwise disposes of all or any substantial portion of its assets or property to any entity other than a guarantor of the Indebtedness, (ii) if a natural person, dies or becomes incompetent, or (iii) if an entity, dissolves, merges, consolidates, or otherwise terminates its existence.

6.10         Failure to Pay. The Borrower or any guarantor fails to pay when due any indebtedness (other than to the Lender) or to perform or materially comply with any term, covenant or condition in any document evidencing, securing or relating to such indebtedness.

6.11         HSBC India L/C. If HSBC India requests cancellation of the HSBC India L/C.

6.12         Majesco Ltd. Majesco Ltd. fails to pay when due any indebtedness to Lender, HSBC India or any other affiliate of Lender or to perform or comply with any term, covenant or condition in any document evidencing, securing or relating to such indebtedness.

6.13         Adverse Change. There is a material adverse change in the existing or prospective business, assets, financial condition or worth of the Borrower or any guarantor.

7.             TERMINATION; ACCELERATION. Upon any Event of Default occurring, the Lender may immediately terminate its obligations to make the Loan. If an Insolvency Proceeding occurs, the Loan, as well as any other Indebtedness, shall be immediately due and payable. If any other Event of Default occurs, the Lender may declare the Loan, as well as any other Indebtedness, immediately due and payable, in each case without presentment, demand, protest, notice of dishonor, notice of non-payment or other notice of any kind, all of which are waived by the Borrower.

8.             REMEDIES.

8.1           General. At any time after an Event of Default, the Lender shall have the right to draw under the HSBC India L/C up to its stated amount and to apply any collateral held by the Lender against the Indebtedness. The Lender shall have all the rights and remedies provided by law or equity or by any of the Loan Documents or other agreement of the parties, including, without limit, all of the rights and remedies of a secured party under the New York Uniform Commercial Code. The remedies of the Lender are cumulative and not exclusive. No delay, waiver or failure on the part of the Lender to demand strict adherence to the terms of this Agreement or any related document shall be deemed to constitute a course of conduct or waiver inconsistent with the rights herein. Any Event of Default shall, at the Lender’s option, constitute a default under any other present or future loan or credit accommodation from the Lender to the Borrower.

8.2          Application of Proceeds. Any proceeds received by the Lender from the exercise of its remedies shall be applied as follows:

8.2.1        First, to pay all costs and expenses incidental to the leasing, foreclosure, sale or other disposition of any collateral for the Loan.

8.2.2       Second, to all sums expended by the Lender in carrying out any term, covenant or agreement under this Agreement or any related document.

8.2.3       Third, to the payment of the Loan. If the proceeds are insufficient to fully pay the Loan, then application shall be made first to late charges and interest accrued and unpaid, then to any applicable prepayment premiums, and then to the outstanding principal balance.

8.2.4       Fourth, any surplus remaining shall be paid to the Borrower or to any other party lawfully entitled.

9.           OTHER AGREEMENTS; CROSS-LIEN. The Borrower shall execute and deliver to the Lender such agreements, certificates or instruments as may be reasonably required by the Lender to evidence or secure or to otherwise guaranty or subordinate obligations to the Loan. All such agreements and those given in connection with any other present or future loan or other credit from the Lender to the Borrower, shall also constitute security for the Loan, and all security given to the Lender securing the Loan shall also secure all other obligations of the Borrower to the Lender.

10.          TAX PROVISIONS.

10.1       Withholding of Taxes; Gross-Up.

10.1.1     Each payment by or on account of the Borrower or any guarantor (each, a “Credit Party”) under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Credit Party determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Credit Party may so withhold and shall timely pay the full amount of withheld taxes to the relevant Governmental Authority in accordance with applicable law; provided, however, that no Credit Party shall withhold any Taxes that Lender agrees to deposit with the IRS pursuant to Section 10.1.3. If such Taxes are Indemnified Taxes, then the amount payable by such Credit Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Lender receives the amount it would have received had no such withholding been made.

10.1.2     Borrower acknowledges that:

(a)          until the earlier of (A) September 23, 2016, or (B) the date when all of the cash pledged by Majesco Ltd. to secure the HSBC India L/C is replaced by marketable securities, US withholding is required as a result of the HSBC India L/C being secured by cash;

(b)          the applicable withholding rate is up to 30%;

(c)          Borrower and Majesco Ltd. have represented to Lender that India and the United States are parties to a tax treaty which would reduce the withholding rate to 15%; and

(d)          Majesco Ltd. has agreed to provide to the Lender Tax Treaty Documentation which must be satisfactory to the Lender.

10.1.3     Provided that Majesco Ltd. has provided to the Lender Tax Treaty Documentation satisfactory to the Lender, the Lender agrees to deposit with the IRS the Taxes required to be withheld by the Borrower as a result of the HSBC India L/C being secured by cash, up to a tax rate of 15%, until the earlier of (A) September 23, 2016 or (B) the date when all of the cash pledged by Majesco Ltd. to secure the HSBC India L/C is replaced by marketable securities. Lender will provide Borrower with the relevant annual information reporting to evidence those deposits with the IRS. No Credit Party shall withhold any Taxes that the Lender has agreed to deposit with the IRS pursuant to this Section 10.1.3 from any payment to the Lender.

10.2        Payment of Other Taxes by Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

10.3        Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

10.4        Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify the Lender for any Indemnified Taxes that are withheld or deducted on payments to, or paid or payable by, the Lender in connection with any Loan Document (including amounts paid or payable under this Section 10.4) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 10.4 shall be paid within 10 days after the Lender delivers to any Credit Party a certificate stating the amount of any Indemnified Taxes so paid or payable by the Lender and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

10.5        Definitions. For the purposes of this Section 10, the following terms have the following definitions:

10.5.1     “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) Other Taxes

10.5.2     “Excluded Taxes” means, with respect to any payment made by any Credit Party under any Loan Document, any of the following Taxes imposed on or with respect to the Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, and (b) any U.S. Federal withholding Taxes imposed under FATCA.

10.5.3     “FATCA” means sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

10.5.4     “Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including without limitation any supranational bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

10.5.5     “Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any loan or Loan Document).

10.5.6     “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

10.5.7     “Tax Treaty Documentation” means IRS Form W-8BEN-E establishing a reduction of U.S. Federal withholding tax to 15% pursuant to the “interest” article of a tax treaty between India and the United States.

10.5.8     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

11.         MISCELLANEOUS. The Borrower and the Lender further agree as follows:

11.1       Governing Law. This Agreement, and all matters arising from this Agreement including, but not limited to, provisions related to loan charges, are governed by federal law and, to the extent not preempted by federal law, by the substantive law of the State of New York without regard to conflicts of law principles.

11.2       Jurisdiction. The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the state of New York sitting in New York County and the United States District Court for the Southern District of New York, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the fullest extent permitted under applicable law, in such Federal courts.

11.3       Successors and Assigns. This Agreement shall be binding upon the permitted successors and assigns of the Borrower, and the rights and privileges of the Lender under this Agreement shall inure to the benefit of its successors and assigns.

11.4       Notices. Notice from one party to another relating to this Agreement shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient’s address, telex number or telecopier number, if any, set forth in this Agreement by any of the following means: (i) hand delivery, (ii) registered or certified mail, postage prepaid, (iii) express mail or other overnight courier service, or (iv) telecopy, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communications of that type. Notice made in accordance with these provisions shall be deemed delivered on receipt if delivered by hand or wire transmission, on the third business day after mailing if mailed by registered or certified mail, or on the next business day after mailing or deposit with the postal service or an overnight courier service if delivered by express mail or overnight courier.

11.5       Amendments. Any amendment of this Agreement shall be in writing and shall require the signature of the Borrower and the Lender.

11.6       Consents; Waivers. No consent or waiver granted by the Lender under or in respect of this Agreement shall be effective unless it is in writing and signed by the Lender.

11.7       Partial Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement.

11.8         Non-Reliance. In entering into this Agreement, Borrower is not relying on any oral promise or representation from the Lender or any other person in respect of any aspect of this Agreement.

11.9         Reinstatement of Invalidated Payments. If any payment to the Lender on the Loan or the Indebtedness is wholly or partially invalidated, set aside, declared fraudulent, or required to be repaid to the Borrower or anyone representing the Borrower or the Borrower’s creditors under any bankruptcy or insolvency act or code, under any state or federal law, or any common law or equitable principles, then the Lender’s rights with respect to the Loan and the Indebtedness shall be reinstated until payment in full to the Lender of any such amounts and the Loan and the Indebtedness.

11.10        Indemnification. The Borrower shall indemnify and hold the Lender harmless from and against any and all claims, damages, losses, liabilities, reasonable costs and expenses whatsoever (including reasonable attorneys’ fees and all reasonable expenses resulting from the compromise or defense of any claims) Lender may incur (or which may be claimed against Lender by any person or entity whatsoever) (collectively “Claims”) by reason of or in connection with (a) the performance of the Lender’s obligations under this Agreement in accordance with this Agreement and applicable law, including, without limitation, the application of the Loan proceeds; provided, however, that the Borrower shall not have any obligation to the Lender under this Section 11.10 for any Claims caused by the gross negligence or willful misconduct of the Lender, (b) any breach by the Borrower of any warranty, covenant, term or condition in, or the occurrence of any default under, this Agreement or any of the Loan Documents, or (c) the defense against any legal action commenced to challenge the validity of this Agreement or any of the Loan Documents. The obligations of the Borrower under this paragraph shall survive the payment of the Loan and the termination of this Agreement.

11.11        Fees and Expenses. The Borrower shall pay to the Lender all of the Lender’s expenses, including reasonable attorneys’ fees and expenses, and disbursements for title searches, appraisals, credit reports and other expenses, related to the preparation and/or enforcement of this Agreement and any other document evidencing and/or securing the Loan. Any reference in this Agreement to attorneys’ fees shall mean fees, charges, costs and expenses of both in-house and outside counsel and paralegals, whether or not a suit or proceeding is instituted, and whether incurred at the trial court level, on appeal, in a bankruptcy, administrative or probate proceeding, in consultation with counsel, or otherwise.

11.12        USA Patriot Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

11.13        Confidentiality. Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by Borrower pursuant to this Agreement or the other Loan Documents which is identified by Borrower as being confidential at the time the same is delivered to Lender (and which at the time is not, and does not thereafter become, publicly available or available to Lender from another source not known to be subject to a confidentiality obligation not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Lender, (iii) to examiners, auditors, accountants, (iv) in connection with any litigation to which the Lender is a party or (v) to any assignee (or prospective assignee) so long as such assignee (or prospective assignee) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 11.13. Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Borrowers informed of such request or identification; provided that Borrower acknowledges that the Lender may make disclosure as required or requested by any governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) or representative thereof and that the Lender may be subject to review by regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

11.14        Severability. Invalidation of any one or more of the provisions of this Agreement, the Deed of Trust, the other Loan Documents or the Environmental Indemnity by judgment or court order shall in no way affect any of the other provisions thereof which shall remain in force and effect.

11.15        Counterparts. This document may be executed in counterparts which together shall constitute but one and the same original.

11.16        WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE LOAN.

[Signature Page Follows]

This Loan Agreement is executed and delivered on the day and year set forth above.

ADDRESS:	BORROWER:
MAJESCO

412 Mt. Kemble Avenue, Suite 110C	By:	/s/ Ketan Mehta
Morristown, New Jersey 07960	Name:	Ketan Mehta
	Title:	President

Fax No.

ADDRESS:	LENDER:
HSBC BANK USA, NATIONAL ASSOCIATION

4th Floor 452 Fifth Ave	By:	/s/ Blair D S Crichton
New York, NY 10018	Name:	Blair D S Crichton
	Title:	Assistant Vice President

Fax No. (847) 797-3578

SCHEDULE 5.2.2

INDEBTEDNESS

None.

Exhibit A

COVENANT COMPLIANCE CERTIFICATE

Borrower: Majesco	Compliance Date: ________________, 20___

This Covenant Compliance Certificate is given in compliance with the Loan Agreement dated as of March 23, 2016, made between Borrower and HSBC Bank USA, National Association (“Lender”) (“Agreement”). Capitalized terms used but not defined herein have the meanings given them under the Agreement. Borrower represents and warrants that the information provided herein is true, complete and correct and that all computations conform to the requirements of the Agreement.

Borrower certifies to Lender as follows as of the Compliance Date:

A.           Net Debt-to-EBITDA Ratio. On the Compliance Date, the Net Debt-to-EBITDA Ratio was ___:1.00 (and is required under the Agreement to be not more than [5.00] [2.50] to 1.00 at the Compliance Date). Borrower’s calculations of the Net Debt-to-EBIDTA Ratio are attached to this Certificate.

B.           Debt Service Coverage Ratio. On the Compliance Date, the Debt Service Coverage Ratio was ___:1.00 (and is required under the Agreement to be not less than 1.50 to 1.00 at the Compliance Date). Borrower’s calculations of the Debt Service Coverage Ratio are attached to this Certificate.

C.           Default. Except as set forth on a written attachment to this Certificate, (1) no event of default under any of the Loan Documents existed on the Compliance Date or exists as of the date of this Certificate; (2) no event has occurred and no condition exists which, with the lapse of time or notice or both, would be an event of default; and (3) to the best knowledge of the undersigned officer, since the Compliance Date, there has been no material adverse change in any of the amounts and/or ratios reported above.

D.           Financial Statements. This Certificate accompanies Borrower’s financial statements dated as of the Compliance Date as required by the Agreement.

Dated on __________________, 20___

MAJESCO

By:

Name:

Title: